APPENDIX A

TO

THE ADMINISTRATIVE AGENCY AGREEMENT

BETWEEN

FIRST TRUST EXCHANGE-TRADED FUND III

and

BROWN BROTHERS HARRIMAN & CO.

Dated as of May 11, 2021

The following is a list of Funds/Portfolios for which the Administrator shall serve under a Administrative Agency Agreement dated as of January 23, 2013:

First Trust Preferred Securities and Income ETF

First Trust Managed Municipal ETF

First Trust Long/Short Equity ETF

First Trust Emerging Markets Local Currency Bond ETF

First Trust RiverFront Dynamic Asia Pacific ETF

First Trust RiverFront Dynamic Developed International ETF

First Trust RiverFront Dynamic Emerging Markets ETF

First Trust RiverFront Dynamic Europe ETF

First Trust Municipal High Income ETF

First Trust Horizon Managed Volatility Domestic ETF

First Trust Horizon Managed Volatility Developed International ETF

First Trust California Municipal High Income ETF

First Trust Institutional Preferred Securities and Income ETF

First Trust Short Duration Managed Municipal ETF

First Trust Ultra Short Duration Municipal ETF

First Trust Merger Arbitrage ETF

First Trust Horizon Managed Volatility Small/Mid ETF

First Trust New York Municipal High Income ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

FIRST TRUST EXCHANGE-TRADED TRUST III

BY:    /s/ James M. Dykas

NAME:

TITLE:

DATE: